Exhibit 99.1

Dyax Receives FDA Approval to Expand Use of KALBITOR® (ecallantide) for the Treatment of Acute Attacks of Hereditary Angioedema to Patients 12 Years of Age and Older

BURLINGTON, Mass.--(BUSINESS WIRE)--April 3, 2014--Dyax Corp. (NASDAQ:DYAX) today announced that the U.S. Food and Drug Administration (FDA) has approved an expansion of the indication for KALBITOR (ecallantide), a peptide inhibitor of plasma kallikrein used in the treatment of acute hereditary angioedema (HAE) attacks, to include patients 12 years of age and older. With this approval, KALBITOR is the first and only subcutaneous therapy available to treat acute attacks of HAE in patients 12 years of age and older. KALBITOR is also the only therapy that is not purified from human plasma that has been approved to treat this patient group.

The FDA approval of this label expansion for KALBITOR is supported by the results from two previously completed Phase 3 placebo-controlled clinical studies, known as EDEMA3® and EDEMA4® as well as the results of study DX-88/19, which was ongoing at the time of the original approval of KALBITOR. The efficacy and safety profile observed in pediatric patients 12 years of age and older is similar to the adult population.

“KALBITOR has an established track record in the HAE marketplace and this FDA approval for the expanded use in pediatric patients is an important achievement for both Dyax and the children and families who are affected by this disease,” said Gustav Christensen, President and Chief Executive Officer of Dyax. “We remain committed to providing access to novel therapeutics and first-class patient services to the HAE community.”

About KALBITOR (ecallantide)
KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of HAE in patients 12 years of age and older. KALBITOR, which was discovered and developed by Dyax, was the first subcutaneous treatment available in the U.S. for treating acute HAE attacks. Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and HAE.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

About Hereditary Angioedema (HAE)
HAE is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect up to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

About Dyax
Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company currently markets KALBITOR for the treatment of acute attacks of HAE in patients 12 years of age and older. Dyax is also developing DX-2930 for the prophylactic treatment of HAE. Additionally, the Company owns an internally-developed biomarker assay that detects activated plasma kallikrein in blood and is being used for internal research and development efforts, including the exploration and identification of other plasma-kallikrein-mediated indications beyond HAE.

Both KALBITOR and DX-2930 were identified using Dyax's patented phage display technology. Dyax has broadly licensed this technology and has a portfolio of product candidates being developed by our licensees, which it refers to as the Licensing and Funded Research Portfolio (LFRP). The Company is eligible to receive future milestones and/or royalties dependent upon the development and commercialization of these candidates.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer
This press release contains forward-looking statements. Statements that are not historical facts are based on Dyax's current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors which may affect future performance include the risks that: KALBITOR and/or DX-2930 may face competition from other products that are developed and/or marketed to treat HAE; KALBITOR and/or DX-2930 may not gain market acceptance; Dyax is dependent on the expertise, effort, priorities and contractual obligations of third parties in the manufacture, marketing, sales and distribution of KALBITOR and DX-2930; and other risk factors described or referred to in Item 1A, "Risk Factors" in Dyax's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Associate Director,
Investor Relations and Corporate Communications
jrobinson@dyax.com